UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 17, 2018
(Date of earliest event reported)
HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)
(616) 654-3000
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on February 5, 2018, Brian C. Walker, the President and Chief Executive Officer of Herman Miller, Inc. (the “Company”), advised the Board of Directors of the Company of his intention to retire from such positions, including his position on the Board of Directors, by August 31, 2018.

The Board established a CEO Search Committee composed of independent directors and retained an executive search firm to identify and evaluate internal and external candidates. As a result of the search, the Board of Directors of the Company elected Andrea Owen as the President and Chief Executive Officer of the Company effective on August 22, 2018. The Board also appointed Ms. Owen to the Board of Directors effective at that time.

Ms. Owen, 53, served as Global President of Banana Republic, a brand of The Gap, Inc., from 2014 until 2017, where she led 11,000 employees over 600 stores across 27 countries. She led all facets of this global omni-channel division. From 2010 to 2014, she served as Executive Vice President/General Manager of Gap Global Outlet. She brings over 25 years of experience as a versatile enterprise leader with demonstrated success across a variety of executive roles.

Ms. Owen has entered into agreement with the Company, which was recommended and approved by the Company’s Compensation Committee and approved by the Board. Among other things, Ms. Owen’s agreement includes the following:

•	Her initial annual base salary will be $1,000,000.

•
She will be eligible to participate in the Annual Executive Cash Incentive Bonus, with a target annual bonus opportunity equal to 100% of her base salary and a maximum bonus payout of up to 200% of her base salary. Her bonus payout for fiscal 2019 will not be prorated.

•
She will receive an initial equity grant in the form of restricted stock units, performance share units, and stock options, which will have a collective target value of 250% of her base salary ($2,500,000). The Company anticipates that the date of these grants will be August 22, 2018.

•
She will also be eligible to participate in all benefit and retirement programs and perquisites generally provided at a level commensurate with her position, including the Company’s Salary Continuation Plan, consistent with what was described in the Company’s proxy statement for its 2017 annual meeting of shareholders.

•	She will receive a $50,000 payment to cover any relocation expenses not otherwise covered by the Company’s standard relocation policy.

In light of the selection of Ms. Owen, Mr. Walker’s retirement as President and Chief Executive Officer of the Company will be effective at the end of the day on August 21, 2018. As the Retirement Agreement between Mr. Walker and the Company contemplated, Mr. Walker is resigning from the Board effective upon his retirement as President and Chief Executive Officer. Accordingly, Ms. Owen’s appointment as a director by the Board will fill the seat vacated as a result of Mr. Walker’s resignation from the Board.

Ms. Owen serves on the boards of Taylor Morrison Home Corporation (NYSE: TMHC), Goal Five, and First Place for Youth, a nonprofit supporting foster children. She holds a BA from the College of William and Mary and has completed the Advanced Management Program at Harvard Business School.

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 17, 2018	HERMAN MILLER, INC.
(Registrant)

	By:	/s/ Timothy K. Lopez Timothy K. Lopez
Senior Vice President - Legal Services, General Counsel and Secretary